VALIDUS HOLDINGS TO ACQUIRE WESTERN WORLD INSURANCE GROUP

PEMBROKE, BERMUDA JUNE 23, 2014 - Validus Holdings, Ltd. (NYSE: VR) (“Validus”) today announced the signing of a definitive agreement to acquire Western World Insurance Group, Inc. (“Western World”). Western World, through its subsidiaries, is a specialty lines insurance company with a 50 year track record of profitability and is a pioneer in the binding authority business model, based in Franklin Lakes, New Jersey. The transaction brings Validus a highly regarded United States insurance carrier with longstanding agency and customer relationships. Validus intends to have Western World operate as a standalone business within Validus led by its current management team and preserving Western World’s name, strong brand equity and market reputation.

Ed Noonan, Validus’ Chairman and Chief Executive Officer, commented, “I am very pleased to welcome Western World to the Validus Group and am excited about the potential of combining these two companies. Bringing together Validus, a leader in the short-tail insurance and reinsurance market, and Western World, with its excellent U.S. distribution platform, outstanding management and industry leading technology, creates a franchise that will provide compelling products and services for our customers.”

Tom Mulligan, Western World’s Chief Executive Officer, commented, “Joining Validus is a great outcome for Western World. Validus brings capital and expertise in short tail classes of business which will advance the competitive advantages in all of our underwriting divisions. My colleagues and I look forward to working with Validus to provide additional products and capacity to our agents and customers.”

Under the terms of the transaction, Western World’s owners will receive $690.0 million in cash in exchange for 100% of the outstanding stock of Western World. Western World’s March 31, 2014 adjusted GAAP book value is estimated to be $518.3 million. Validus intends to use existing funds for the transaction. Validus anticipates the closing to take place on or about the end of the third quarter of 2014 and is subject to the obtaining of required regulatory approvals and the satisfaction of other customary closing conditions.

Greenhill & Co. is acting as financial advisor to Validus and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel. For Western World, Goldman, Sachs & Co. is acting as financial advisor and Sullivan & Cromwell LLP and Morrison Cohen LLP are acting as legal counsel.

Conference Call and Investor Presentation

Validus will host a conference call for investors, analysts, and other interested parties at 8:30 a.m. (Eastern) on Tuesday, June 24, 2014.  The conference call may be accessed by dialing 1-888-771-4371 (U.S. callers) or 1-847-585-4405 (International callers) and entering the passcode 3753 4755. Those who intend to participate in the call should dial in at least 10 minutes in advance. A live webcast of the call will be available online at the “Investor Relations” section of the Company’s website located at www.validusholdings.com. A replay of the call will be available through July 8, 2014, by dialing 1-888-843-7419 (U.S. callers) or 1-630-652-3042 (International callers) and entering the passcode 3753 4755. A replay of the webcast will be available at the “Investor Relations” section of the Company’s website.

An investor presentation detailing the transaction will be available on Validus’ website at www.validusholdings.com.

About Validus Holdings, Ltd.

Validus Holdings, Ltd. is a provider of reinsurance, insurance, and insurance linked securities management operating through three primary segments, Validus Reinsurance, Ltd., Talbot Holdings Ltd. and AlphaCat Managers, Ltd. Validus Reinsurance, Ltd. is a Bermuda based reinsurer focused on short tail lines of reinsurance. Talbot Holdings Ltd. is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd's insurance market through Syndicate 1183. AlphaCat Managers, Ltd. is a Bermuda based investment adviser managing capital for third parties and the Group in insurance linked securities and other property catastrophe reinsurance investments.

About Western World

Western World Insurance Group, Inc. is, through its subsidiaries, a specialty U.S. commercial insurer, offering insurance products on a surplus lines and admitted basis. Western World’s three operating companies are domiciled in New Hampshire and are headquartered in Franklin Lakes, New Jersey.

Cautionary Note Regarding Forward-Looking Statements
This press release may include forward-looking statements, both with respect to Validus and Western World and their industries, that reflect their current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Validus’ and Western World’s control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. Validus and Western World believe that these factors include, but are not limited to, the following: 1) uncertainty as to the timing of completion of the transactions described herein, 2) the ability of Validus to obtain the regulatory approvals required to consummate the transactions, 3) rating agency actions; 4) failure to realize the anticipated benefits of the proposed transaction; 5) competition in the insurance and reinsurance markets; 6) cyclicality of demand and pricing in the insurance and reinsurance markets; 7) retention of key personnel; 8) customers' reactions to the transaction and to products that may be offered by Validus or Western World in the future; 9) potential loss of business from one or more major insurance or reinsurance producers, as well as Validus and Western World management’s response to any of the aforementioned factors.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Validus’ most recent reports on Form 10-K and Form 10-Q and other documents of Validus on file with or furnished to the U.S. Securities and Exchange Commission (“SEC”). Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or Western World or their respective businesses or operations. Each forward-looking statement speaks only as of the date of the particular statement and, except as may be required by applicable law, Validus undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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